Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2021 RESULTS

BOSTON, MA (7/22/21) -- The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2021 net revenue of $602.8 million, an increase of $150.7 million or 33.3%, from the same period last year. Net income for the second quarter was $59.2 million, a decrease of $0.9 million or 1.6% from the same period last year. Earnings per diluted share were $4.75, a decrease of $0.13 per diluted share, or 2.7% from the second quarter of 2020.  This decrease was primarily due to increases in operating expenses, lower gross margins, and a higher tax rate, partially offset by increased revenue driven by shipment growth of 27.4%.

Net revenue for the 26-week period ended June 26, 2021, was $1.15 billion, an increase of $365.2 million, or 46.7%, from the comparable 26-week period in 2020. Earnings per diluted share for the 26-week period ended June 26, 2021, were $10.01, an increase of $3.64 per diluted share or 57.2% from the comparable 26-week period in 2020.

In the second quarter and the 26-week period ended June 26, 2021, the Company recorded a tax benefit of $0.03 per diluted share and $0.72 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Highlights of this release include:

•	Depletions increased 24% and 33% from the 13-and 26-week comparable periods in the prior year.
•	Shipments increased 27.4% and 41.3% from the 13- and 26-week comparable periods in the prior year.
•	Full-year depletion and shipment growth is now estimated at between 25% and 40%, a decrease from the previously reported estimate of between 40% and 50%.
•

Gross margin was 45.7% for the second quarter, a decrease from 46.4% in the comparable 13-week period in 2020, and 45.8% for the 26-week period ending June 26, 2021, a slight increase from 45.7% in the comparable 26-week period in 2020. The Company’s full-year gross margin target remains between 45% and 47%.

•

Advertising, promotional and selling expense increased by $61.3 million, or 61.1%, in the second quarter over the comparable period in 2020 and increased $104.3 million, or 52.6%, from the comparable 26-week period in 2020.

•

Based on current spending and investment plans, full-year 2021 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $18.00 and $22.00 a decrease from the previously reported estimate of between $22.00 and $26.00.

Jim Koch, Chairman and Founder of the Company, commented that “During the second quarter we saw significant growth in the On-Premise channel and re-opened all our retail locations as most COVID-19 restrictions have been lifted. However, our 24% depletions growth for the second quarter decelerated from our first quarter growth of 48% and was below our expectations, as the hard seltzer category and overall beer industry were softer than we had anticipated. Hard seltzer category growth was negatively impacted by several

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

developments: (1) slowing growth in household penetration as the market matures and there is less new trial, (2) a gradual transition of volume to the On-Premise channel as hard seltzer becomes a more regular option in that channel, (3) new hard seltzer brands at retail that resulted in a proliferation of choices and consumer confusion, and (4) a challenging comparative period of significant pantry loading related to On-Premise restrictions in the second quarter of 2020. We are encouraged that four of our five major brands grew in the second quarter and we continue to expand our market share.  In measured Off-Premise channels in the first half of this year, where our brand portfolio represents 4% of the total beer industry volume, we’ve delivered over 45% of the industry volume growth, the highest of all brewers. We are thankful to our outstanding coworkers, distributors and retailers for their continued focus and diligence to continue to operate and help grow our business and achieve our thirteenth consecutive quarter of double-digit volume growth. We will continue to invest behind all our brands, with a particular emphasis on fueling the momentum behind Truly and Twisted Tea. We recently announced plans to develop new innovative beverages with Beam Suntory that we are planning to launch in early 2022. We believe these new beverages will further demonstrate our ability to innovate and grow our business as drinker preferences evolve. We remain highly positive about the future growth of our brands and that our diversified brand portfolio continues to fuel double-digit growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the second quarter was a result of increases in our Truly Hard Seltzer, Twisted Tea, Samuel Adams and Dogfish Head brands that were only partially offset by decreases in our Angry Orchard brand. Twisted Tea continues to generate double-digit volume growth rates and is the fastest growing flavored malt beverage brand family in measured Off-Premise channels during the first half of this year. Early in 2021, we launched Truly Iced Tea Hard Seltzer and during the second quarter we launched Truly Punch Hard Seltzer. Similar to Truly Lemonade Hard Seltzer, these new products deliver against drinkers’ interest in bolder flavor profiles and demonstrate Truly’s distinctiveness and innovation leadership within the hard seltzer category. In measured Off-Premise channels, Truly Iced Tea is the number one innovation in the overall beer industry over the first half of this year and Truly Punch is the number two innovation over the past four weeks. The overall Truly brand growth rate improved to 2.7 times the hard seltzer category growth rate in the latest 13 weeks, resulting in a 4-point share gain and closing the share gap to the number one brand to single digits. We are excited about our new Truly advertising campaign “No One Is Just One Flavor” featuring Grammy award winner and pop icon Dua Lipa and showcasing Truly’s superior variety of flavors and the colorful and adventurous nature of Truly drinkers. Based on the brand’s innovation leadership, strong brand building and growing cultural relevance, we believe Truly is well positioned to continue to grow share.”

Mr. Burwick continued, “We overestimated the growth of the hard seltzer category in the second quarter and the demand for Truly, which negatively impacted our volume and earnings for the quarter and our estimates for the remainder of the year. We increased our production of Truly to meet our summer peak and have had lower than anticipated demand for certain Truly brand styles which has resulted in higher than planned inventory levels at our breweries and increased supply chain costs and complexity. At the same time, we have been experiencing out of stocks on certain of our can products, most significantly on our Twisted Tea brand family. We expect wholesaler inventories of Twisted Tea to remain tight for the rest of the summer. Our outlook for the hard seltzer category in the second half of 2021 is uncertain and we have planned our capacity and spending based upon several volume scenarios. We will continue to manage our capacity requirements through a combination of internal capacity increases and higher usage of third-party breweries. We continue to work hard on our comprehensive program to transform our supply chain with the goal of making our integrated supply chain more efficient, reduce costs, increase our flexibility to better react to mix changes, and allow us to scale up more efficiently. While we are in a very competitive business, we are confident in the continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth.”

COVID-19

As the COVID-19 pandemic slowly winds down, the Company’s primary focus continues to be on operating its breweries and business safely and working hard to meet customer demand.  The Company is very proud of the passion, creativity and commitment to community that coworkers demonstrated during this pandemic.  The Company began seeing the impact of the COVID-19 pandemic on its business in early March 2020.  The direct financial impact of the pandemic primarily included significantly reduced keg demand from the On-Premise channel and higher labor and safety-related costs at the Company’s breweries. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity, with more volume shifted to third-party breweries, increasing production costs and negatively impacting gross margins.  In the first half of 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $14.1 million, of which $10.0 million was recorded in the first quarter and $4.1 million was recorded in the second quarter.  The total amount consists of a $5.8 million reduction in net revenue for estimated keg returns from distributors and retailers and $8.3 million of other COVID-19 related direct costs, of which $5.6 million are recorded in cost of goods sold and $2.7 million are recorded in operating expenses.  In 2021 and going forward, the Company has chosen not to report COVID-19 related direct costs separately, as they are viewed to be a normal part of operations.

2nd Quarter 2021 Summary of Results

Depletions increased 24% from the comparable 13-week period in the prior year. Shipment volume was approximately 2.45 million barrels, a 27.4% increase from the comparable 13-week period in the prior year.

Shipment volume for the first half was significantly higher than depletions volume and resulted in higher distributor inventory as of June 26, 2021, when compared to June 27, 2020.  The Company believes distributor inventory as of June 26, 2021, averaged approximately 5 weeks on hand and was at an appropriate level for each of its brands, except for Twisted Tea, which has significantly lower than planned distributor inventory levels for certain styles and packages.

Gross margin of 45.7% decreased from the 46.4% margin realized in the comparable 13-week period in 2020, primarily as a result of higher processing and other costs due to increased production at third party breweries, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $61.3 million from the comparable 13-week period in 2020, primarily due to increased brand investments of $41.2 million, mainly driven by higher media, production and local marketing costs and increased freight to distributors of $20.1 million that was primarily due to higher rates and volumes.

General and administrative expenses increased by $3.3 million from the second quarter of 2020, primarily due to increases in external services and salaries and benefits costs.

The Company’s effective tax rate for the second quarter increased to 26.1% from 23.4% in the second quarter of 2020. The Company’s effective tax rate for the second quarter, excluding the impact of ASU 2016-09, increased to 26.6% from 26.4% in the second quarter of 2020.

Year-to-Date 2021 Summary of Results

Depletions increased 33% from the comparable 26-week period in 2020, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea, Samuel Adams and Dogfish Head brands that were only partially offset by decreases in the Angry Orchard brand.

Shipment volume was approximately 4.7 million barrels, a 41.3% increase from the comparable 26-week period in 2020.

Gross margin at 45.8% increased slightly from the 45.7% margin realized in the comparable 26-week period in 2020, primarily due to price increases, cost saving initiatives at Company-owned breweries, and direct costs related to COVID-19 of $5.6 million in the second quarter of 2020 that were partially offset by higher processing and other costs due to increased production at third party breweries.

Advertising, promotional and selling expenses increased $104.3 million from the comparable 26-week period in 2020, primarily due to increased brand investments of $62.2 million, mainly driven by higher media, production and local marketing costs and increased freight to distributors of $42.0 million that was primarily due to higher rates and volumes.

General and administrative expenses increased by $8.2 million from the comparable 26-week period in 2020, primarily due to increases in salaries and benefits and external services costs.

Impairment of long-lived assets decreased $1.1 million from the first half of 2020, primarily due to lower write-downs of brewery equipment at company owned breweries.

The Company’s effective tax rate for the 26-week period ended June 26, 2021, decreased to 20.4% from 21.4% in the comparable 26-week period in 2020.  This decrease was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

The Company expects that its June 26, 2021, cash balance of $103.0 million, together with its future operating cash flows and the $150.0 million unused balance on its line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 26, 2021 and the period from June 27, 2021 through July 16, 2021, the Company did not repurchase any shares of its Class A Common Stock.  As of July 16, 2021, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion Estimates

Year-to-date depletions through the 28-week period ended July 10, 2021, are estimated by the Company to have increased approximately 32% from the comparable period in 2020.

Outlook

The Company currently projects full year 2021 earnings per diluted share to be between $18.00 and $22.00.  This projection excludes the impact of ASU 2016-09.  The Company’s actual 2021 earnings per share could vary significantly from the current projection.  Underlying the Company’s current 2021 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase between 25% and 40%.
•	National price increases of between 1% and 3%.
•	Gross margin of between 45% and 47%.
•

Increased investments in advertising, promotional and selling expenses of between $80 million and $100 million, a decrease from the previously communicated range of between $130 million and $150 million.  This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•

Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.

•	Estimated capital spending of between $180 million and $230 million, a decrease from the previously communicated range of between $250 million and $350 million.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands.  Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider and Dogfish Head Brewery as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2020 and December 28, 2019.  Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 22, 2021

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020

Barrels sold	2,447	1,921	4,725	3,345
Revenue	$641,314	$481,089	$1,223,023	$833,314
Less excise taxes	38,509	28,951	75,138	50,611
Net revenue	602,805	452,138	1,147,885	782,703
Cost of goods sold	327,116	242,514	622,566	425,106
Gross profit	275,689	209,624	525,319	357,597
Operating expenses:
Advertising, promotional and selling expenses	161,620	100,336	302,479	198,227
General and administrative expenses	32,960	29,685	64,906	56,714
Impairment of assets	1,004	834	1,231	2,355
Total operating expenses	195,584	130,855	368,616	257,296
Operating income	80,105	78,769	156,703	100,301
Other expense:
Interest expense	(29)	(212)	(58)	(149)
Other income (expense), net	8	(52)	2	(412)
Total other expense, net	(21)	(264)	(56)	(561)
Income before income tax provision	80,084	78,505	156,647	99,740
Income tax provision	20,889	18,364	31,887	21,365
Net income	$59,195	$60,141	$124,760	$78,375

Net income per common share - basic	$4.82	$4.93	$10.16	$6.44
Net income per common share - diluted	$4.75	$4.88	$10.01	$6.37

Weighted-average number of common shares - basic	12,283	12,196	12,277	12,095
Weighted-average number of common shares - diluted	12,465	12,258	12,461	12,221

Net Income	$59,195	$60,141	$124,760	$78,375
Other comprehensive income:
Foreign currency translation adjustment	15	(13)	35	(71)
Comprehensive income	$59,210	$60,128	$124,795	$78,304

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	June 26,	December 26,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$102,953	$163,282
Accounts receivable	113,458	78,358
Inventories	247,550	130,910
Prepaid expenses and other current assets	38,240	30,230
Income tax receivable	12,896	10,393
Total current assets	515,097	413,173
Property, plant and equipment, net	664,200	623,083
Operating right-of-use assets	56,490	58,483
Goodwill	112,529	112,529
Intangible assets	103,804	103,930
Third-party production prepayments	88,683	56,843
Other assets	20,149	10,784
Total assets	$1,560,952	$1,378,825

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$201,043	$121,647
Accrued expenses and other current liabilities	108,036	129,544
Current operating lease liabilities	8,272	8,232
Total current liabilities	317,351	259,423
Deferred income taxes, net	92,681	92,665
Non-current operating lease liabilities	57,040	59,171
Other liabilities	9,745	10,599
Total liabilities	$476,817	$421,858
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,165,649 and 10,004,681 issued and outstanding as of June 26, 2021 and December 26, 2020, respectively	102	100
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,078,000 and 2,177,983 issued and outstanding as of June 26, 2021 and December 26, 2020, respectively	21	22
Additional paid-in capital	602,163	599,737
Accumulated other comprehensive loss, net of tax	(217)	(252)
Retained earnings	482,066	357,360
Total stockholders' equity	$1,084,135	$956,967
Total liabilities and stockholders' equity	$1,560,952	$1,378,825

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	June 26, 2021	June 27, 2020
Cash flows provided by operating activities:
Net income	$124,760	$78,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,174	32,584
Impairment of assets	1,231	2,355
(Gain) loss on disposal of property, plant and equipment	(150)	39
Change in right-of-use assets	3,954	3,649
Other non-cash (income) expense	(98)	375
Stock-based compensation expense	10,291	7,103
Deferred income taxes	(39)	12,407
Changes in operating assets and liabilities:
Accounts receivable	(35,075)	(45,326)
Inventories	(120,675)	(12,795)
Prepaid expenses, income tax receivable and other current assets	(25,329)	(3,347)
Third-party production prepayments	(17,024)	(11,415)
Other assets	(5,475)	(253)
Accounts payable	78,801	19,560
Accrued expenses and other current liabilities	(14,427)	20,803
Change in operating lease liabilities	(4,052)	(80)
Other liabilities	120	(23)
Net cash provided by operating activities	30,987	104,011
Cash flows used in investing activities:
Purchases of property, plant and equipment	(83,521)	(60,072)
Proceeds from disposal of property, plant and equipment	420	45
Other investing activities	145	260
Net cash used in investing activities	(82,956)	(59,767)
Cash flows (used in) provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	7,944	8,010
Net cash paid on note payable and finance leases	(795)	(649)
Cash borrowed on line of credit	—	100,000
Cash paid on line of credit	—	(100,000)
Payment of tax withholding on stock-based payment awards and investment shares	(15,509)	(1,559)
Net cash (used in) provided by financing activities	(8,360)	5,802
Change in cash and cash equivalents	(60,329)	50,046
Cash and cash equivalents at beginning of year	163,282	36,670
Cash and cash equivalents at end of period	$102,953	$86,716